Exhibit 10.3

PROMISSORY NOTE

$23,900,000.00	June 23, 2011
JP ABERDEEN PARTNERS, LP, a Delaware limited partnership (“Borrower”), FOR VALUE RECEIVED, promises to pay to KBS DEBT HOLDINGS III, LLC, a Delaware limited liability company (“Lender”), at such place as the holder hereof may from time to time designate in writing, the principal sum of Twenty Three Million Nine Hundred Thousand and No/100 DOLLARS ($23,900,000.00) or so much thereof as may from time to time have been advanced to Borrower under this Note with interest on the outstanding principal amount at the Note Rate (as hereinafter defined), payable as set forth herein.
DEFINITIONS
For the purpose of this Note:
“Accounts” shall have the meaning ascribed to it in the Loan Agreement (defined below).
“Actual Maturity” shall mean the date upon which the entire unpaid indebtedness evidenced by this Note becomes due and payable in accordance with the terms hereof or any of the other Loan Documents (whether at Stated Maturity, or upon acceleration following an Event of Default, voluntary prepayment or otherwise).
“Agent” shall have the meaning ascribed t it in the Loan Agreement.
“Bankruptcy Proceeding” shall have the meaning ascribed to it in the Loan Agreement.
“Base Interest” shall mean the interest accruing on the principal balance of the Loan outstanding under this Note from time to time at the then applicable Note Rate.
“Borrower” shall mean JP Aberdeen Partners, LP, a Delaware limited partnership, and its successors and assigns.
“Default Interest Rate” shall mean interest on any overdue amount outstanding hereunder from time to time at the lesser rate of (i) five percent (5%) plus the Note Rate, or (ii) the Maximum Legal Rate of Interest.
“Event of Default” shall have the meaning ascribed to it in Section 4(a) hereof.
“First Payment Date” shall mean August 1, 2011.
“Lender” shall mean KBS DEBT HOLDINGS III, LLC, a Delaware limited liability company, or its successors or assigns.
“Loan” shall mean the loan evidenced by this Note.

“Loan Agreement” shall mean that certain Loan Agreement, by and among Borrower, Agent and the Lenders dated as of even date herewith, as the same may hereafter be amended, modified and restated from time to time.
“Loan Documents” shall mean this Note, the Loan Agreement, the Mortgage, the Guaranty, the Environmental Indemnity, the Clearing Account Agreement, the Cash Management Agreement, Pledge and Assignment of Reserve Accounts (each as defined in the Loan Agreement) and all other documents executed in connection with the Loan, each as the same may hereafter be amended, modified and restated from time to time.
“Mortgage” shall have the meaning ascribed to it in the Loan Agreement.
“Note Rate” shall mean, except as herein provided with respect to interest accruing at the Default Interest Rate, a fixed interest rate equal to seven and one-half percent (7.5%) per annum.
“Paid Base Interest” shall mean, at any time, the aggregate amount of Base Interest that has been paid to Lender.
“Payment Date” shall be the first day of every calendar month (or if any such date is not a Business Day, the first Business Day immediately following such date).
“Permitted Prepayment Date” shall have the meaning ascribed to it in Section 2(a) hereof.
“Prepayment Event” shall have the meaning ascribed to it in Section 2(b) hereof.
“Property” shall have the meaning ascribed to it in the Loan Agreement.
“Stated Maturity” shall mean July 1, 2016.
“Term” shall mean the period beginning on the date of this Note and ending at Actual Maturity.
“Yield Maintenance Premium” shall mean with respect to each applicable prepayment in accordance with the terms of the Loan Agreement, (1) for the period beginning on the date hereof and ending on January 31, 2015, an amount equal to the greater of (A) one percent (1%) of the outstanding principal balance of the Loan which is being prepaid on the date of such prepayment, and (B) the Present Value of this Loan (hereinafter defined) calculated as of the date of such prepayment less the amount of principal being prepaid, and (2) for the period beginning on February 1, 2015, and ending on January 31, 2016, an amount equal to three percent (3%) of the outstanding principal balance of the Loan which is being prepaid on the date of such prepayment. For purposes of the foregoing, the “Present Value of this Loan” with respect to any prepayment as of any date that Yield Maintenance Premium is due, shall be determined by discounting all scheduled payments of principal and interest remaining to Stated Maturity attributed to the amount being prepaid, at the Discount Rate (hereinafter defined). The “Discount Rate” is the rate which, when compounded monthly is equivalent to the Treasury Rate (hereinafter defined). The “Treasury Rate” means the yield, as of the date of such prepayment, on the U.S. Treasury issue (primary issue) with a maturity date closest to the Stated

Maturity Date. In the event that any Yield Maintenance Premium is due hereunder, Agent shall deliver to Borrower a statement setting forth the amount and determination of the Yield Maintenance Premium, and, provided that Agent shall have in good faith applied the formula described above, Borrower shall not have the right to challenge the calculation or the method of calculation set forth in any such statement in the absence of manifest error, which calculation shall be made by Agent and disclosed to Borrower within two (2) Business Days following the earlier of (a) delivery of Borrower's written request therefore, and (b) delivery of Borrower's notice of prepayment. Agent shall not be obligated or required to have actually reinvested the prepaid principal balance at the Discount Rate or otherwise as a condition to receiving the Yield Maintenance Premium.
All capitalized terms not otherwise defined in this Note shall have the meanings ascribed to them in the Loan Agreement.

1.	Payments.
(a)Base Interest - Interest Only Period. Beginning on the First Payment Date and continuing through and including the Payment Date in June of 2013, Borrower shall make monthly payments of Base Interest, in arrears, on each Payment Date. On the Closing Date, Borrower shall make a payment of Base Interest for the period from the date of this Note as set forth on Page 1 of this Note through June 30, 2011.
(b)Principal and Interest Payments. Beginning on the Payment Date in July of 2013, and continuing through and including the Stated Maturity, Borrower shall make monthly principal and interest payments under this Note in the amounts and on the dates set forth on Exhibit A1 attached hereto and made a part hereof.
(c)Actual/360 Interest Calculation. All interest due under Section 1(a) and Section 1(b) shall be computed on the basis of a 360 day year, and the amount of interest payable each month pursuant to this Section 1(c) will be based on the actual number of calendar days during such month and shall be calculated by multiplying the unpaid principal balance of this Note by the Note Rate, dividing the product by 360 and multiplying the quotient by the actual number of days elapsed during the month. Borrower understands that the amount allocated to interest for each month will vary depending on the actual number of calendar days during such month.
(d)Actual Maturity. The entire outstanding principal amount advanced hereunder together with all accrued and unpaid interest, including Base Interest, and all other charges due hereunder shall be due and payable at Actual Maturity.
(e)Application of Payments. All payments made on this Note shall be applied first to reasonable and actual third party costs and expenses (including reasonable attorneys' fees)

1. The payment schedule attached hereto as Exhibit A assumes full funding of the Loan as of the Payment Date in July of 2013. To the extent the Loan balance is different at that time, the Payment Schedule will need to be revised accordingly.

payable with respect to any Event of Default, then to Base Interest currently due, and then to principal under this Note.
(f)Form of Payments. Payments hereunder shall be made in lawful money of the United States of America by wire transfer of immediately available funds, payable to the order of Agent, for the benefit of Lenders, such wire transfer to be sent in accordance with the wire instructions provided by Agent from time to time.
2.Prepayment.
(a)Voluntary Prepayment. Borrower shall have the right to prepay in whole (but not in part) without prepayment premium or fee, except as otherwise provided below in Section 2(b), all sums due hereunder and under the Loan Documents on a Payment Date, provided that:
(i)Agent shall have received at least thirty (30) days prior written notice of prepayment; and
(ii)Concurrently with any such prepayment, Borrower shall pay to Lender the Yield Maintenance Premium applicable to such prepayment. Notwithstanding the foregoing, from and after February 1, 2016 (the “Permitted Prepayment Date”), Borrower shall have the right to prepay the Loan in whole (but not in part) without the payment of the Yield Maintenance Premium or any other prepayment fee or penalty, provided that no Event of Default is continuing and Borrower provides Lender with at least thirty (30) days prior written notice thereof. No Yield Maintenance Premium shall be payable in connection with any prepayment of the Loan resulting from the application of casualty or condemnation proceeds pursuant to the provisions of the Loan Documents.
(b)Acceleration. Except as specified in Section 2(a) or in connection with the application of casualty or condemnation proceeds pursuant to the Loan Documents, Borrower shall not make any prepayment of principal, in whole or in part, before Stated Maturity. If the indebtedness evidenced hereby is prepaid in violation of this Section 2(b) or as a result of acceleration after an Event of Default (each, a “Prepayment Event”), Borrower shall be obligated to pay to Lender, all amounts owing under this Note and the other Loan Documents, including Yield Maintenance Premium, unpaid interest, and any other amounts owing by Borrower.
3.Late Charge. In the event any amount of the Base Interest due with respect to the Loan remains unpaid for more than ten (10) days after the date the same becomes due and payable (without regard to any applicable notice or cure period), Borrower shall immediately, without notice, pay Lender a late charge of five percent (5%) of the amount of the payment due. Such charge shall be payable to Lender as additional interest and not as a penalty.
4.Default.
(a)Event of Default. An “Event of Default” shall occur hereunder in the event of the following:

(i)the failure of Borrower to make the full and punctual payment of any installment of principal and/or interest due hereunder or any other sum due and payable hereunder or under the other Loan Documents, which failure is not cured on or before the fifth (5th) day after the date such payment was due; or
(ii)the failure of Borrower to perform and observe any covenant, obligation, agreement or undertaking hereunder (not otherwise referred to in this Section 4(a)) within twenty (20) days following written notice thereof from Lender; or
(iii)the occurrence of an Event of Default under the Loan Agreement, the Mortgage or any of the other Loan Documents, which has not been cured within the time permitted thereunder.
(b)Acceleration. Lender may, by notice to Borrower at any time during the existence of an Event of Default, declare immediately due and payable the entire principal amount outstanding hereunder, together with all interest and other charges due hereunder, including, without limitation, all Base Interest.
(c)Default Interest Rate. After an Event of Default, the Default Interest Rate shall apply in place of the Note Rate to all amounts outstanding under the Loan. Subject to the limitations of Section 10(k) below, such default interest shall be compounded on the monthly anniversary of such Event of Default until paid in full.
(d)Remedies. The remedies of Lender as provided herein, or in the Loan Documents, or at law or in equity shall be cumulative and concurrent, and may be pursued singly, successively, or together at the sole discretion of Lender, and may be exercised as often as occasion therefor shall occur. The failure at any time to exercise any right or remedy shall not constitute a waiver of the right to exercise the right or remedy at any other time.
5.Security. Borrower's obligations under this Note are secured by, among other instruments, the Mortgage and the other Loan Documents.
6.Waiver. Except for notices which are required by the express terms of the Loan Documents, the following are hereby waived by Borrower: notice of intent to accelerate, notice of acceleration, presentment for payment, demand, notice of dishonor, protest, and notice of protest, stay of execution and all other defenses to payment generally. No extension or indulgence or release of collateral granted from time to time shall be construed as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of the rights of Lender herein.
7.Exculpation.
(a)Borrower Exculpation. The provisions of this Note are subject to the provisions of Section 21 of the Loan Agreement.
(b)Lender Exculpation. Notwithstanding anything to the contrary contained in this Note, neither Lender nor any present or future shareholder, director, officer, member or partner of Lender or of any entity which is now or hereafter a shareholder, director, officer, member or partner of Lender (or of any entity which is now or hereafter a shareholder, director, officer, member or partner of a shareholder, director, officer, member or partner of Lender) shall have any personal liability, directly or indirectly, under or in connection with this Note or any agreement made or entered into under or in connection with the provisions of this Note, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Borrower hereby forever and irrevocably waives and releases any and all such personal liability. In addition, neither Lender nor any successor or assign of Lender shall have at any time or times hereafter any personal liability, directly or indirectly, under or in connection with or secured by any agreement, lease, instrument, encumbrance, claim or right affecting or relating to the Property or to which the Property is now or hereafter subject. The limitation of liability provided in this paragraph is in addition to, and not in limitation of, any limitation on liability applicable to Lender provided by law or by any other contract, agreement or instrument.
8.Governing Law; Severability.
(a)Governing Law. This Note shall be governed by, and construed in accordance with, the substantive law of the State of Texas without regard to the application of choice of law principles, and Borrower hereby consents to the personal jurisdiction of the state courts of the State of Texas and of the United States District Court for the Northern District of Texas in any action that may be commenced by Agent or Lenders to enforce its rights hereunder or under the Loan Documents.
(b)Severability. If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect, and shall be liberally construed in favor of Lender.
9.Notices.
(a)Any notice, election, communication, request, approval or other document or demand required or permitted under this Note shall be in writing and transmitted to the applicable party either by receipted courier service, or by the United States Postal Service, first class registered or certified mail, postage prepaid, return receipt requested, or by electronic facsimile transmission (“Fax”) at the address or addresses indicated for such party below (and/or to such other address as such party may from time to time by written notice designate to the other):
To Borrower, as follows:
JP Aberdeen Partners, LP
c/o JP Realty Partners
14801 Quorum Drive, Suite 200
Dallas, Texas 75254
Attention: Mark Jordan
Fax: 972-458-7601

With a copy to:

Glast, Phillips & Murray, P.C.
14801 Quorum Drive, Suite 500
Dallas, Texas 75254
Attention: Ira Levy
Fax: 972-419-8329

To Lender, as follows:
c/o KBS Capital Advisors LLC
620 Newport Center Drive, Suite 1300
Newport Beach, CA 92660
Attention: Brian Ragsdale
Fax: 949-417-6518

and
c/o KBS Capital Advisors LLC
620 Newport Center Drive, Suite 1300
Newport Beach, CA 92660
Attention: Jeff Rader
Fax: 949-417-6518

With a copy to:
Greenberg Traurig, LLP
3161 Michelson Drive, Suite 1000
Irvine, California 92612
Attention: L. Bruce Fischer and Scott A. Morehouse
Fax: 949-732-6501

and shall be deemed delivered and received: (A) if delivery is made or Fax transmission completed before 5:00 p.m. recipient's local time on a Business Day, or if tendered for delivery between 9:00 a.m. and 5:00 p.m. recipient's local time on a Business Day and refused, then on the date of such actual or attempted delivery or completed transmission, as evidenced by postal or courier receipt or by the transmission log sheet generated by the sending Fax machine; and otherwise (B) on the Business Day next following the date of actual delivery or completed transmission; provided, however, that any communication by Fax to be effective must be confirmed within three (3) Business Days after transmission by duplicate notice delivered as otherwise provided herein.

10.	Miscellaneous.
(a)Costs. If, and as often as, this Note is referred to an attorney for the collection of any sum payable hereunder, or to defend or enforce any of Lender's rights hereunder, or to commence an action, cross-claim, third-party claim or counterclaim by Lender against Borrower relating to this Note, Borrower agrees to pay to Lender all actual third party costs and expenses incurred in connection therewith including reasonable attorney's fees (including such fees incurred in appellate, bankruptcy or insolvency proceedings), with or without the institution of any action or proceeding, and in addition, all costs, disbursements and allowances provided by law.
(b)Modification. Neither this Note nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought.
(c)Successors. As used herein, the terms “Borrower” and “Lender” shall be deemed to include their respective successors and assigns whether by voluntary action of the parties or by operation of law. All of the rights, privileges and obligations hereof shall inure to the benefit of and bind such successors and assigns.
(d)Intentionally Omitted.
(e)Loan Agreement. To the extent not expressly stated otherwise herein, all of the terms and conditions of the Loan Agreement shall survive the execution of this Note and shall remain in full force and effect; provided, however, to the extent of any irreconcilable conflict between the terms and conditions of the Loan Agreement and this Note, the terms and provisions of this Note shall govern and control.
(f)No Waiver. No failure or delay by Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Without limiting the foregoing, no disbursement by Lender after a default by Borrower hereunder shall constitute a waiver of any of Lender's remedies established or referred to hereunder or shall obligate Lender to make any further disbursement. No waiver, consent or approval of any kind by Lender shall be effective unless (and it shall be effective only to the extent) expressly set out in a writing signed and delivered by Lender. No notice to or demand on Borrower in any case shall entitle Borrower to any other notice or demand in similar or other circumstances, nor shall such notice or demand constitute a waiver of the rights of Lender to any other or further actions. In its sole discretion, Lender may, at any time and from time to time, waive any one or more of the requirements contained herein, but such waiver in any instance or under any particular circumstances shall not be considered a waiver of such requirement or requirements in any other instance or under any other circumstance.
(g)Waiver of Jury Trial. BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT BORROWER MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF LENDER IN CONNECTION WITH THE LOAN. BORROWER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR LENDER TO DISBURSE THE MONEY EVIDENCED BY THIS NOTE AND TO ENTER INTO THE OTHER LOAN DOCUMENTS.

(h)Withdrawals From Accounts. Borrower hereby agrees that Lender shall have the right to withdraw from the Accounts, if any, to the extent permitted by the Account Agreements, any amount due Lender hereunder or under any other Loan Documents at the time such payment is due from Borrower. The insufficiency of any funds in the Accounts shall not in any way relieve Borrower from its obligations hereunder or under any other Loan Document and Borrower shall pay to Lender, from other sources, all amounts due to Lender hereunder or under the other Loan Documents, at the time such payment is due.
(i)Sole and Absolute Discretion. Any option, consent, approval, discretion or similar right of Lender set forth in this Note may be exercised by Lender in its sole, absolute and unreviewable discretion, unless the provisions of this Note specifically require such option, consent, approval, discretion or similar right to be exercised in Lender's reasonable discretion.
(j)Joint and Several Liability. If this Note is executed by more than one person or entity as Borrower, the obligations of each such person or entity shall be joint and several. No person or entity shall be a mere accommodation maker, but each shall be primarily and directly liable hereunder.
(k)Excess Interest. The invalidity, or unenforceability in particular circumstances, of any provision of this Note shall not extend beyond such provision or such circumstances, and no other provision of this instrument shall be affected thereby. As used in this Note, the term “Maximum Legal Rate of Interest” shall mean and refer to the maximum non-usurious rate of interest, if any, that may be lawfully contracted for, charged, taken, reserved or received by Lender from Borrower in connection with the indebtedness secured by this Note and in regard to which Borrower would be prevented successfully from raising the claim or defense of usury under applicable law as now, or to the extent permitted by law, as may hereafter be, in effect (said law permitting the highest rate being referred to in this Note as the “Interest Law”). Unless changed in accordance with law, the applicable rate ceiling under Texas law shall be the indicated (weekly) rate ceiling, from time to time in effect, as provided in Section 303 of the Texas Finance Code, as amended. It is the intention of Lender and Borrower to conform strictly to the Interest Law applicable to this loan transaction. Accordingly, it is agreed that notwithstanding any provision to the contrary in this Note or in any of the Loan Documents or otherwise relating thereto, the aggregate of all interest and any other charges or consideration constituting interest under applicable Interest law that is taken, reserved, contracted for, charged or received under this Note, or under any of the other aforesaid agreements or otherwise in connection with this loan transaction shall under no circumstances exceed the maximum amount of interest allowed by the Interest Law applicable to this loan transaction. If any usurious interest in such respect is provided for, or shall be adjudicated to be so provided for, in this Note or in any of the Loan Documents securing payment of the indebtedness secured hereby or otherwise relating thereto or if any acceleration of the maturity of the indebtedness secured hereby or if any prepayment of said indebtedness results in the payment of any interest in excess of the maximum amount of interest allowed by the applicable Interest Law, then in such event (a) the provisions of this paragraph shall govern and control, (b) neither Borrower nor Borrower's successors or assigns or any other party liable for the payment of the Liabilities shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest allowed by the Interest Law applicable to this loan transaction, (c) any excess shall be deemed a mistake and cancelled automatically and, if theretofore paid, shall be credited on said indebtedness by Lender (or if the Liabilities shall have been paid in full, refunded to Borrower) and (d) the effective rate of interest shall be automatically subject to reduction to the Maximum Legal Rate of Interest allowed under such Interest Law as now or hereafter construed by courts of appropriate jurisdiction. All sums paid or agreed to be paid the Lender for the use, forbearance or detention of the indebtedness secured hereby shall, to the extent permitted by the Interest Law applicable to this loan transaction, be amortized, prorated, allocated, and spread throughout the full term of said indebtedness until paid in full so that the rate or amount of interest does not exceed the applicable usury ceiling. Notwithstanding any provision contained in this Note or any of the Loan Documents that permits the compounding of interest, including without limitation any provision by which any of the accrued interest is added to the principal amount of the indebtedness secured hereby, the total amount of interest that Borrower is obligated to pay and Lender is entitled to receive with respect to the indebtedness secured hereby shall not exceed the amount calculated on a simple (i.e., non-compounded) interest basis at the Maximum Legal Rate of Interest on principal amounts actually advanced to or for the account of Borrower and any advances made pursuant to this Note or the Loan Documents (such as for the payment of taxes, insurance premiums, and the like).
This Note may not at any time be endorsed to, or made to the order of, bearer, nor may the Note be endorsed in blank.

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IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Note as of the date first set forth above.
BORROWER:
JP ABERDEEN PARTNERS, LP,
a Delaware limited partnership
By:    JP Aberdeen LLC,
a Delaware limited liability company,
its General Partner
By:    JP Holdings, LLC,
its Sole Member

By:     /s/ Mark D. Jordan
Name:     Mark D. Jordan
Title:    Manager

EXHIBIT A

PAYMENT SCHEDULE

(Attached)

Year	Periods	Date of PMT	Beg. Balance	Additional Funding	Current Balance	Princ. + Interest	Interest	Principal	Ending Balance
3	25	7/1/2013	$23,900,000	$0	$23,900,000	$167,112	$149,375	$17,737	$23,882,263
3	26	8/1/2013	$23,882,263	$0	$23,882,263	$167,112	$154,240	$12,873	$23,869,390
3	27	9/1/2013	$23,869,390	$0	$23,869,390	$167,112	$154,156	$12,956	$23,856,434
3	28	10/1/2013	$23,856,434	$0	$23,856,434	$167,112	$149,103	$18,010	$23,838,425
3	29	11/1/2013	$23,838,425	$0	$23,838,425	$167,112	$153,956	$13,156	$23,825,269
3	30	12/1/2013	$23,825,269	$0	$23,825,269	$167,112	$148,908	$18,204	$23,807,065
3	31	1/1/2014	$23,807,065	$0	$23,807,065	$167,112	$153,754	$13,358	$23,793,706
3	32	2/1/2014	$23,793,706	$0	$23,793,706	$167,112	$153,668	$13,445	$23,780,262
3	33	3/1/2014	$23,780,262	$0	$23,780,262	$167,112	$138,718	$28,394	$23,751,868
3	34	4/1/2014	$23,751,868	$0	$23,751,868	$167,112	$153,397	$13,715	$23,738,153
3	35	5/1/2014	$23,738,153	$0	$23,738,153	$167,112	$148,363	$18,749	$23,719,404
3	36	6/1/2014	$23,719,404	$0	$23,719,404	$167,112	$153,188	$13,924	$23,705,480
4	37	7/1/2014	$23,705,480	$0	$23,705,480	$167,112	$148,159	$18,953	$23,686,527
4	38	8/1/2014	$23,686,527	$0	$23,686,527	$167,112	$152,975	$14,137	$23,672,390
4	39	9/1/2014	$23,672,390	$0	$23,672,390	$167,112	$152,884	$14,228	$23,658,162
4	40	10/1/2014	$23,658,162	$0	$23,658,162	$167,112	$147,864	$19,249	$23,638,913
4	41	11/1/2014	$23,638,913	$0	$23,638,913	$167,112	$152,668	$14,444	$23,624,469
4	42	12/1/2014	$23,624,469	$0	$23,624,469	$167,112	$147,653	$19,459	$23,605,009
4	43	1/1/2015	$23,605,009	$0	$23,605,009	$167,112	$152,449	$14,663	$23,590,346
4	44	2/1/2015	$23,590,346	$0	$23,590,346	$167,112	$152,354	$14,758	$23,575,588
4	45	3/1/2015	$23,575,588	$0	$23,575,588	$167,112	$137,524	$29,588	$23,546,000
4	46	4/1/2015	$23,546,000	$0	$23,546,000	$167,112	$152,068	$15,044	$23,530,956
4	47	5/1/2015	$23,530,956	$0	$23,530,956	$167,112	$147,068	$20,044	$23,510,912
4	48	6/1/2015	$23,510,912	$0	$23,510,912	$167,112	$151,841	$15,271	$23,495,641
5	49	7/1/2015	$23,495,641	$0	$23,495,641	$167,112	$146,848	$20,265	$23,475,377
5	50	8/1/2015	$23,475,377	$0	$23,475,377	$167,112	$151,612	$15,500	$23,459,876
5	51	9/1/2015	$23,459,876	$0	$23,459,876	$167,112	$151,512	$15,601	$23,444,275
5	52	10/1/2015	$23,444,275	$0	$23,444,275	$167,112	$146,527	$20,586	$23,423,690
5	53	11/1/2015	$23,423,690	$0	$23,423,690	$167,112	$151,278	$15,834	$23,407,856
5	54	12/1/2015	$23,407,856	$0	$23,407,856	$167,112	$146,299	$20,813	$23,387,043
5	55	1/1/2016	$23,387,043	$0	$23,387,043	$167,112	$151,041	$16,071	$23,370,972
5	56	2/1/2016	$23,370,972	$0	$23,370,972	$167,112	$150,938	$16,175	$23,354,797
5	57	3/1/2016	$23,354,797	$0	$23,354,797	$167,112	$141,102	$26,010	$23,328,786
5	58	4/1/2016	$23,328,786	$0	$23,328,786	$167,112	$150,665	$16,447	$23,312,339
5	59	5/1/2016	$23,312,339	$0	$23,312,339	$167,112	$145,702	$21,410	$23,290,929
5	60	6/1/2016	$23,290,929	$0	$23,290,929	$167,112	$150,421	$16,692	$23,274,237

* This payment schedule assumes full funding of the Loan as of the Payment Date in July of 2013. To the extent the Loan balance is different at that time, this payment schedule will need to be revised accordingly